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Exhibit 10.14

CHEROKEE INTERNATIONAL CORPORATION
2004 OMNIBUS STOCK INCENTIVE PLAN
FORM OF OPTION AGREEMENT

        This OPTION AGREEMENT (this "Option Agreement"), dated as of the [    ]th day of [                        ], 20    (the "Date of Grant"), by and between Cherokee International Corporation, a Delaware corporation (the "Company"), and [            ] (the "Optionee").

        Pursuant to the Company's 2004 Omnibus Stock Incentive Plan (the "Plan"), the Board, as the Administrator of the Plan, has determined that the Optionee is to be granted an option (the "Option") to purchase Shares of the Company, on the terms and conditions set forth herein, and hereby grants such Option.

        Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

        1.     Number of Shares.    The Option entitles the Optionee to purchase [            ] Shares at a price of $[            ] per share (the "Option Exercise Price").

        2.     Option Term.    The term of the Option and of this Option Agreement (the "Option Term") shall commence on the Date of Grant and, unless the Option is previously terminated pursuant to this Option Agreement, shall terminate upon the expiration of ten (10) years from the Date of Grant. Upon expiration of the Option Term, all rights of the Optionee hereunder shall terminate.

        3.     Conditions of Exercise.

          (a)   Subject to subsection (b) of this Section 3 and Section 7, the Option shall vest and become exercisable [insert vesting schedule]. Upon the occurrence of a Change in Control of the Company, the Option shall become immediately vested and exercisable with respect to all the then unexercised Shares that are subject to this Option. For purposes of this Agreement, Change in Control means (i) any liquidation or dissolution of the Company, (ii) a sale of all or substantially all of the Company's assets other than in the ordinary course of its business, (iii) a merger or consolidation involving the Company in which the Company is not the surviving entity or becomes a Subsidiary of another entity, or (iv) a sale or other acquisition for value of at least 51% of the Company's outstanding Shares by its stockholders.

          (b)   Except as otherwise provided herein, the right of the Optionee to purchase Shares with respect to which this Option has become exercisable may be exercised in whole or in part at any time or from time to time prior to expiration of the Option Term; provided, however, that the Option may not be exercised for a fraction of a share.

        4.     Adjustments.    The Option and all rights and obligations under this Agreement are subject to Section 3 of the Plan, the terms of which are incorporated herein by this reference.

        5.     Nontransferability of Option.    Except by will or under the laws of descent and distribution, the Option and this Option Agreement shall not be transferable and, during the lifetime of Optionee, the Option may be exercised only by Optionee. Without limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, exchanged, mortgaged, pledged, hypothecated, gifted or otherwise disposed of or encumbered (including, without limitation, by operation of law) and the Optionee may not agree to do any of the foregoing. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

        6.     Method of Exercise of Option.    The Option may be exercised by means of written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Option Exercise Price and any applicable withholding taxes in cash or by check. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by means of a cashless exercise procedure either through a broker or through withholding of Shares otherwise issuable upon exercise of the Option in an amount sufficient to pay the aggregate Option Exercise Price and the minimum applicable withholding taxes, (ii) in the form of unrestricted Shares already owned by the Optionee which, (x) in the case of unrestricted Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have an aggregate Fair Market Value on the date of surrender equal to the aggregate Option Exercise Price of the Shares as to which such Option shall be exercised, or (iii) by any other means of exercise authorized from time to time in the Plan and/or by the Board.

        7.     Effect of Termination of Employment.    Upon termination of Optionee's employment or service with the Company or any Parent or Subsidiary for any reason, the Option shall immediately terminate as to any portion that has not previously vested as of the date of such termination (the "Termination Date").

          (a)   Termination for Cause.    In the event Optionee's employment or service with the Company or any Parent or Subsidiary is terminated for Cause (as defined below), the Option shall also immediately terminate (whether vested or not) as to any portion of the Option that has vested as of the Termination Date. For purposes of this Option Agreement, "Cause" shall mean: (i) Optionee's acts of personal dishonesty, theft, fraud or embezzlement in connection with his or her duties as an employee, officer, or Board member of the Company or any Parent or Subsidiary; (ii) Optionee's use of alcohol or drugs that, in the Board's determination, interferes with Optionee's performance of his or her essential job functions with the Company or any Parent or Subsidiary; (iii) Optionee's excessive absenteeism that, in the Board's determination, interferes with the Optionee's ability to perform his or her essential job functions for the Company or any Parent or Subsidiary; (iv) any conflict of interest between Optionee and the Company or any Parent or Subsidiary that, in the Board's determination, inappropriately affects Optionee's ability to carry on Optionee's normal duties as an employee of the Company or any Parent or Subsidiary; (v) Optionee's act of gross insubordination in connection with his or her duties as an employee, officer, or Board member of the Company or any Parent or Subsidiary; (vi) Optionee's conviction of or guilty plea to a felony; (vii) Optionee's material breach of the Company's, any Parent's or any Subsidiary's Code of Conduct or other corporate policies; or (viii) any material breach by Optionee of any employment or other agreement between the Optionee and the Company or any Parent or Subsidiary.

          (b)   Termination as a Result of Death or Disability. In the event Optionee's employment or service with the Company or any Parent or Subsidiary is terminated as a result of Optionee's death or Disability, any portion of the Option that has vested as of the Termination Date shall be exercisable in whole or in part according to the terms of this Option Agreement for a period of six (6) months following the Termination Date. Upon expiration of such six-month period, any unexercised portion of the Option shall terminate in full.

          (c)   Termination Other than for Cause, Death or Disability. In the event Optionee's employment or service with the Company or any Parent or Subsidiary is terminated other than for Cause or as a result of Optionee's death or Disability, any portion of the Option that has vested as of the Termination Date shall be exercisable in whole or in part according to the terms of this Option Agreement for a period of thirty (30) days following the Termination Date. Upon expiration of such thirty-day period, any unexercised portion of the Option shall terminate in full.

        8.     Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties named below:

If to Company:	Cherokee International Corporation 2841 Dow Avenue Tustin, California 92780 Attn: Chief Financial Officer Facsimile: (714) 838-4742
with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 S. Grand Avenue, Suite 3400 Los Angeles, CA 90071 Attn: Jeffrey H. Cohen Facsimile: (213) 687-5600
and
GFI Energy Ventures LLC 11611 San Vicente Blvd., Suite 710 Los Angeles, CA 90049 Attn: Ian Schapiro Facsimile: (310) 442-0540
and
Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071 Attn: Christopher S. Brothers Facsimile: (213) 830-6395
If to the Optionee:	[Name of Optionee] [Address]
Facsimile:

Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

        9.     Securities Laws Requirements.    The Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Shares to the Optionee upon exercise of such Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act (or any other Federal or state securities laws as may be in effect at that time).

        10.   Protections Against Violations of Agreement.    No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Shares or any interest therein by any holder thereof in violation of the provisions of this Agreement will be valid, and the Company will not transfer any of said Shares on its books nor will any of said Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

        11.   Withholding Requirements.    The Company's obligations under this Option Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Optionee.

        12.   Successors and Assigns.    All the terms and provisions of this Option Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, including the Optionee's estate, successors and beneficiaries; provided, however, that, except as otherwise set forth herein, this Option Agreement may not be assigned by the Optionee without the prior written consent of the Company.

        13.   Failure to Enforce Not a Waiver.    The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

        14.   Governing Law.    This Option Agreement shall be governed by and construed according to the laws of the State of California without regard to its principles of conflict of laws.

        15.   Incorporation of Plan.    The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

        16.   Amendments.    This Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

        17.   Rights as a Stockholder of the Company.    Neither the Optionee nor any of the Optionee's successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to the Option until the date of issuance of a certificate for such Shares.

        18.   Agreement Not a Contract of Employment.    Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to provide services as an officer, Board member, employee, consultant or advisor of the Company or any Parent, Subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

        19.   Authority of the Board.    The Board shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

        20.   Dispute Resolution.    The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within 30 calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within 50 days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrator or arbitrators, as the case may be, to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys' fees) and expenses incurred by it or them in connection with such arbitration from the nonprevailing party or parties.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.

CHEROKEE INTERNATIONAL CORPORATION
By:
Name:
Title:

        The undersigned has had the opportunity to read the terms and provisions of the foregoing Option Agreement and the terms and provisions of the Plan, herein incorporated by reference. The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Plan, herein incorporated by reference.

The Optionee:
Address:

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  Exhibit 10.14